EXHIBIT 7.3

                            STOCK EXCHANGE AGREEMENT

      This Stock Exchange Agreement ("Agreement") is entered into as of April 28, 2000, by and among THERAPY LASERS, INC., a Nevada corporation ("Purchaser"), CHARLES SHEFFIELD, JAMES R. SHEFFIELD, JR., LOUISE MAUTZ, WILLIAM SCHEEL, SCOTT MEADOR AND BOB MEADOR (collectively, the "Sellers"), who collectively own 100% of the Common Stock, $ 0 par value, of Buildersource, Inc. a Texas corporation, and BUILDERSOURCE, INC. (the "Company").

                             W I T N E S S E T H:

      WHEREAS, Sellers are the owners of an aggregate of 400 shares of Common Stock, $ 0 par value per share, of the Company, which comprises 100% of the issued and outstanding shares of capital stock of the Companies (the "Shares"); and

      WHEREAS, Sellers wish to sell and transfer all of such Shares to Purchaser in exchange for the issuance by Purchaser to Seller of 200,000 shares of Common Stock of the Purchaser in a transaction that qualifies as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code").

      NOW, THEREFORE, in consideration of the premises and mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

                        SECTION 1 -EXCHANGE OF THE SHARES

      1.1 EXCHANGE; EFFECTIVE DATE. Sellers hereby agree to sell and exchange to Purchaser on the Closing Date, as defined in Section 1.4 hereof, free and clear of all security interests, liens and encumbrances, and Purchaser hereby agrees to purchase from Sellers on the Closing Date, all of the Shares owned by Sellers, which comprises all of the issued and outstanding capital stock of the Company. The transactions provided for in this Agreement shall be effective as of April 28, 2000 (the "Effective Date"), and all revenues and expenses incurred and accruing from and after such date shall be deemed to be for the account of Purchaser, save and except those expenses for which Sellers are responsible under the terms of this Agreement and any expense incurred without Purchaser's consent in violation of this Agreement which shall be for the account of Sellers incurring such expense.

      1.2 CONSIDERATION FOR SALE OF SHARES. Subject to the terms and conditions hereof, in reliance on the representations, warranties, covenants and agreements of Sellers contained herein, and in full consideration of the sale, assignment and delivery of the Shares, Purchaser shall pay to Sellers an aggregate of 500,000 shares of Common Stock of Purchaser in a transaction that qualifies as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code. The parties agree to file all of their respective tax returns and reports in a manner consistent with such intention, and to not take any filing position in a manner inconsistent with such intention unless compelled to do so by court order or administrative decree.
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Within 5 days after the Closing Date, Purchaser shall deliver certificates representing such shares of Common Stock of Purchaser in the following amounts to each of the Sellers, respectively:

      (i)   to Charles Sheffield, 166,000 shares;

      (ii)  to James R. Sheffield, Jr., 5,000 shares;

      (iii) to Louise Mautz, 5,000 shares;

      (iv)  to William Scheel, 4,000 shares;

      (v)   to Scott Meador, 10,000 shares; and

      (vi)  to Bob Meador, 10,000 shares.

      1.3 CLOSING AND CLOSING DATE. The closing of the sale and purchase of the Shares ("Closing") shall take place at the offices of Ryan & Sudan, LLP, on or before April 28, 2000, or at such other location or on such later date as may be agreed to in writing by Sellers and Purchaser ("Closing Date").

      1.4 DELIVERIES AT THE CLOSING. At the Closing on the Closing Date, the following deliveries shall be made:

      1.4.1 DELIVERY OF SHARES. Sellers will deliver to Purchaser a certificate or certificates representing all of the Shares, duly endorsed in blank by Sellers or accompanied by duly executed stock powers in blank, in proper form for valid transfer to Purchaser, with signatures guaranteed or witnessed in a manner satisfactory to legal counsel for Purchaser.

      1.4.2 DELIVERY OF THE CONSIDERATION. Purchaser will instruct its transfer agent to deliver to Sellers, within 5 days after the Closing Date, the certificates of Purchaser described in Section 1.2.

      1.5.3 DELIVERY OF CERTIFICATES AND DOCUMENTS. Sellers, Purchaser, and the Companies will deliver any other certificates or documents required by this Agreement.

             SECTION 2 - REPRESENTATIONS AND WARRANTIES OF SELLERS

      A.    REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

      The Sellers hereby, jointly and severally, make the representations and warranties contained in this Section 2, to Purchaser as of the date hereof, and all such representations and warranties shall be true, complete and correct as of the Closing Date, and shall survive the Closing Date:

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      2.1 OWNERSHIP OF SHARES. Sellers are the record and beneficial owners of all of the issued and outstanding capital stock of the Companies. The Shares are not subject to, nor were they issued in violation of, any preemptive rights. Seller owns and holds, and will on the Closing Date own, hold and pass on to Purchaser good and valid title to the Shares, free and clear of all agreements, liens, encumbrances, pledges, options, proxies, voting trusts, voting agreements, charges or assessments of any kind whatsoever, and Seller will have full right and power to sell, assign, exchange, transfer and deliver the Shares to Purchaser, as provided in this Agreement.

      2.2 STOCKHOLDER AGREEMENTS. No Seller is a party to and the Shares are not subject to any other agreement relating to a right of first refusal with respect to the purchase or sale of capital stock of the Companies or any voting agreement, proxy, shareholder agreement, voting trust, or any other agreement or understanding with respect to the Shares.

      2.3 CORPORATE ORGANIZATION, AUTHORIZATION, ETC. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own or lease the properties and assets it now owns or holds under lease; to the Sellers' best knowledge, is duly qualified or licensed to do business and is in good standing in every other state of the United States and other jurisdictions where the character of its business or the nature of its properties make such qualification or licensing necessary, other than those in which the failure to be so qualified would not have a material adverse effect on the current financial condition, business, or operations of the Company. The Company has delivered to Purchaser true, correct and complete copies of the Articles of Incorporation, as amended to date and certified by the Texas Secretary of State, and Bylaws, as amended to date, of the Company.

      2.4 CAPITALIZATION. The authorized capital stock of the Company consists of 1,000 authorized shares of Common Stock, $ 0 par value per share, of which 400 shares of Common Stock are issued and outstanding and no shares of Common Stock are held in its treasury. All of such issued shares are validly issued, fully paid and nonassessable. The Company does not have outstanding, and is not bound by, any subscriptions, options, warrants, calls, commitments or agreements to issue any additional shares of its capital stock, including any right of conversion or exchange under any outstanding security or other instrument, and the Company is are not obligated to issue any shares of its capital stock for any purpose. There are no unsatisfied preemptive rights in respect of the Company's capital stock.

      2.5 DUE EXECUTION AND ENFORCEABILITY. The Company and the Sellers have full power and authority to execute and deliver this Agreement and all other agreements contemplated hereby, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and by the Company and constitutes the valid, binding and legally enforceable obligation of Sellers and the Company, enforceable in accordance with its terms, except to the extent that enforcement may be affected by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of the rights and remedies of creditors generally and general equitable principles.

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      2.6 APPROVAL OF TRANSACTIONS. Sellers, as the owner of 100% of the voting stock of the Company, have or by the Closing will have (i) approved the transactions and agreements herein to which each of the Company is a party, authorized the officers and directors of the Company to take such actions as any of them may deem appropriate in order to accomplish the transactions contemplated hereby.

      2.7 VALIDITY OF CONTEMPLATED TRANSACTIONS. Neither the execution and delivery of this Agreement by the Company and Sellers nor the consummation of the transactions contemplated hereby will violate, require any filing, consent or approval under, be in conflict with, or constitute a default under (i) any law, ordinance or governmental rule or regulation known to the Seller to which the Company or Sellers is subject, (ii) any judgment or order of any court or any other governmental authority known to the Sellers which is applicable to the Company or Sellers, or (iii) the Articles of Incorporation or Bylaws of the Company. Such execution, delivery and consummation will not violate, be in conflict with, or constitute a default under (with or without the giving of notice or lapse of time, or both) any note, lease, loan agreement, or other agreement, instrument, document, or understanding (written or oral) to which the Company or the Sellers is a party or by which any of their properties or other assets may be subject, except for any violations, conflicts or defaults which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

      2.8 SUBSIDIARIES, AFFILIATES, ETC. The Company does not own any shares of stock or other security of any corporation or any equity interest in a partnership, joint venture or other business entity, and the Company does not control any other corporation, partnership, joint venture or other business entity by means of ownership, management contract or otherwise.

      2.9 FINANCIAL STATEMENTS. Seller has delivered to Purchaser the most recent unaudited annual balance sheet of the Company prepared by management (the "December Balance Sheet"), which is as of December 31, 1999 (the "December Balance Sheet Date") and Company's related unaudited income statement prepared by management for the period then ended.

The financial statements referred to in Paragraph 2.9(a) have been prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved; and all of the financial statements referred to in Paragraph 2.9 present fairly, in all material respects, the financial positions to which they relate at the respective dates thereof in a manner consistent with past practice, the related results of operations for the periods therein referred to, and the related changes in financial position for such periods. Except as and to the extent disclosed and specifically reserved for or against in the December Balance Sheet or disclosed in the notes thereto or as incurred by the Company in the ordinary course of business (and not in violation of any representation, warranty or other term or provision of this Agreement) since the date of the December Balance Sheet, the Company have not incurred or become liable for and is not subject to any liability or obligation of any kind, whether accrued, absolute, fixed, contingent or otherwise, and whether due or to become due. There is no basis for assertion against the Companies of any material claim or liability of any nature or amount which is not fully disclosed in the December Balance Sheet or in the notes thereto. Except as set forth in such financial statements, there is no oral or written

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guarantee, assurance or other credit maintenance arrangement by the Company of any obligation of any person or entity for the borrowing of money, for the payment of any monetary obligation of any nature whatsoever (whether due or to become due), or for the performance of any obligation of any nature whatsoever or otherwise.

      2.10  PATENTS, TRADEMARKS, COPYRIGHTS, ETC.

      (a) "Proprietary Rights" shall mean all of the following items owned by or licensed to the Company, and any and all corresponding rights that, now or prior to Closing, may be secured by the Company throughout the world: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof; (ii) trademarks, service marks, trade dress, logos, trade names and corporate names together with all goodwill associated therewith, copyrights registered or unregistered and copyrightable works and mask works; (iii) all registrations, applications and renewals for any of the foregoing; (iv) trade secrets and confidential information (including, without limitation, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); (v) computer software and software systems (including, without limitation, data, databases and related documentation); (vi) other proprietary rights; (vii) licenses or other agreements to or from third parties regarding the foregoing; and (viii) all copies and tangible embodiments of the foregoing (in whatever form or medium).

      (b) The Company has delivered to Purchaser a complete and correct list of: (i) all patented or registered Proprietary Rights and all pending patent applications or other applications for registration of Proprietary rights owned, filed or used by the Companies, (ii) all trade names and unregistered trademarks used by the Companies,
            (iii) all material unregistered copyrights, mask works, and computer software owned or used by the Companies, and (iv) all licenses or similar agreements or arrangements to which the Company is a party either as licensee or licensor for the Proprietary Rights, other than temporary rights arising under consulting agreements with customers of the Company related to specific consulting projects, and licenses customarily required for use in connection with pre-packaged consumer or personal computer software.

      (c) The Company owns and possesses all right, title and interest in and to, or has a valid and enforceable right to use, each of the Proprietary Rights free and clear of all liens, and no claim by any third party contesting the validity, enforceability, use or ownership of any of the Proprietary Rights has been made, is currently outstanding or to Seller's knowledge is threatened, (ii) the Proprietary Rights comprise all

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            proprietary rights necessary for the operation of the business of the Company as currently conducted, and as currently proposed to be conducted, (iii) the loss or expiration of any Proprietary Right or related group of Proprietary Rights has not and would not result in a material adverse affect on the Company, and no such loss or expiration is threatened or pending, (iv) the Companies have not received any notices of, nor are the Company aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to any Proprietary Right including, without limitation, any demand or request that the Company license rights from a third party, (v) the Companies have not infringed, misappropriated or otherwise conflicted with any proprietary rights of any third parties and the Sellers are not aware of any infringement, misappropriation or conflict which shall occur as a result of the continued operation of the Company's business as currently conducted or as currently proposed to be conducted, and (vi) the Proprietary Rights owned or licensed to the Company have not been infringed, misappropriated or conflicted by any third party.

      (d) All of the Proprietary Rights are or shall be owned by, or licensed to, the Companies at the time of the Closing. The transactions contemplated by this Agreement shall have no adverse effect on the Company's right, title and interest in and to any of the Proprietary Rights. The Company has not disclosed any of its trade secrets or confidential information existing at the date of this Agreement to any third party other than pursuant to a written confidentiality agreement. The Company has taken all other commercially reasonable actions to maintain and protect the Proprietary Rights and shall continue to maintain and protect those rights prior to the Closing so as to not adversely affect the validity or enforcement of such Proprietary Rights. The owners of any Proprietary Rights licensed to the Company has taken all necessary and desirable actions to maintain and protect the Proprietary Rights which are subject to such licenses.

      (e) At the time of Closing, Purchaser will be entitled to all income, royalties, damages and payments relating to any of the Proprietary Rights due or payable to the Company at the Closing or thereafter, including, without limitation, damages and payments for past, present or future infringements or misappropriations of any Proprietary Rights, and the right to sue and recover for past infringements or misappropriations of any Proprietary Rights.

      2.11 REAL PROPERTY. The Company has delivered to Purchaser a legal description of each parcel of real property owned by or leased to the Company, together with either a true and correct survey or a substantially true and correct plan of each parcel. All leases (if any) listed are valid and in full force, and there does not exist any default or event that with notice or lapse of time, or both, would constitute a default under any of these leases. The zoning (if any) of each parcel of property owned or leased by the Company presently permits the existing improvements and the business presently being conducted on such parcel.

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      2.12 TITLE AND CONDITION OF PROPERTY. The Company has good and marketable title to all property, assets and leasehold estates, real and personal, owned and used in its business, subject to no mortgage, pledge, lien, conditional sales agreement, encumbrance or charge, except for liens disclosed in writing to the Purchaser as securing specified liabilities (with respect to which no default exists) and except for statutory liens for taxes not yet due or delinquent. There are no claims against the Company and Seller are not aware of any facts or circumstances which could reasonably be expected to lead to any claims, which would if determined adversely to the Company result in a lien against any of the assets or property of the Company. All buildings, structures, and material equipment currently utilized in normal operations of the Company are suitable for the purposes for which they are used, and are in good working order and in reasonable repair, ordinary wear and tear excepted.

      2.13 EMPLOYEE RELATIONS. There are no controversies pending or threatened between the Company and any employee, former employee or job applicant of the Company or any association or any group of current or former employees of the Company, and the general relationship between the Company and its employees is good. The Company has complied in all material respects with all laws applicable to it relating to the employment of labor, including any provisions relating to wages, hours, collective bargaining and the payment of social security and other taxes.

      2.14 TAX MATTERS. The Company has duly and timely filed all income, excise, corporate, franchise, property, sales, payroll, withholding and other tax returns and reports required to be filed by it as of the date hereof by the United States of America or any state or any political subdivision thereof and has paid or established adequate reserves for all taxes (including penalties and interest) which have or may become due pursuant to such returns and any assessments which have been received by it or otherwise. All such tax returns or reports fairly reflect the taxes of the Companies in all material respects for the periods covered thereby. The Company is not delinquent in the payment of any tax, assessment or governmental charge, there is no tax deficiency or delinquency asserted against the Company and there is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of the Company that could be asserted by any taxing authority, nor of any material violation of any federal, state, local or foreign tax law. No Internal Revenue Service audit of the Company is pending or to the knowledge of the Company threatened, and the results of any completed audits are properly reflected in the Company's financial statements. The Company has not granted any extension to any taxing authority of the limitation period during which any tax liability may be asserted. The Company have committed no knowing or willful violation of any federal, state, local or foreign tax laws. All monies required to be withheld by the Company from employees or collected from customers for income taxes, social security and unemployment insurance taxes and sales, excise and use taxes, and the portion of any such taxes to be paid by the Companies to governmental agencies, have been collected or withheld and either paid to the respective governmental agencies or set aside in accounts for such purpose, or such monies have been approved, reserved against and entered upon the books of the Company. Except as set forth on Schedule 2.14, there are no disputes as to taxes of any nature payable by the Company.

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      2.15 NO DEFAULTS UNDER CONTRACTS. All contracts, agreements, plans, leases, licenses, certificates, insurance policies, permits and franchise agreements listed in any schedule provided to Purchaser hereunder are valid and in full force and effect, except to the extent disclosed in any schedule hereto. The Company has not breached any material provision of, nor is in default in any material respect under the terms of, any such contract, agreement, lease, license, or permit, and the Companies is not in default in any material respect as to its performance on any such contracts.

      2.16 LITIGATION, DEFAULTS UNDER LAWS, ETC. The Company has complied in all material respects with and is not in default under, any law, rule, permit, regulation, ordinance, order, writ, injunction or court decree applicable to it. The Company is not subject to any order, ruling, decree or judgment, having continuing effect, of any court, arbitrator or governmental agency or instrumentality. There are no claims, actions, suits, arbitrations, investigations, disputes or other proceedings against the Company, pending or, to the knowledge of the Sellers, threatened; and Sellers have no knowledge of any factual basis existing that could reasonably be expected to result in any such claim, action, suit, arbitration, investigation, dispute or other proceeding.

      2.17 NO CONSENTS REQUIRED. No consents are required by the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated herein, or to avoid or prevent any acceleration of maturity or performance under, or any default or breach of, or any material adverse effect with respect to any indebtedness, contract, right, franchise, permit or other privilege to which the Company is a party or by which any of its assets are bound.

      2.18 ABSENCE OF CHANGES. Except as disclosed by Sellers in this Agreement or in any Schedule to this Agreement, since the December Balance Sheet Date, there has been no material adverse change in the business, results of operations, prospects, financial condition or liabilities (accrued, absolute, contingent or otherwise), of the Company.

      2.19 DISCLOSURE. No representation or warranty by Sellers in this Agreement, nor in any exhibit or schedule delivered herewith, nor any statement or certificate furnished or to be furnished by or on behalf of Seller pursuant to this Agreement or in connection with the consummation of the transactions herein contemplated, contains, or will contain, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements herein and therein not misleading. Notwithstanding any investigation made at any time by or on behalf of Purchaser, and notwithstanding any actual or implied knowledge or notice of any facts or circumstances which Purchaser may have as a result of such investigation or otherwise, each Seller by his or her execution and delivery of this Agreement acknowledges that the accuracy of such representations, warranties, schedules, exhibits, statements and certificates have been relied upon by Purchaser in entering into and in performing and observing the obligations pursuant to this Agreement.

      2.20 INVESTMENT REPRESENTATION. The Sellers have no intention of selling the Purchaser Common Stock or any interest therein in violation of the federal securities laws or any applicable state securities laws. Prior to the date of this Agreement, the Sellers have reviewed all information provided to it by Purchaser and has had the opportunity to ask questions of and receive answers from

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representatives of Purchaser concerning Purchaser Common Stock and to obtain certain additional information requested of Purchaser.

            SECTION 3 - REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser makes the following representations and warranties to Seller as of the date hereof, and all such representations and warranties shall be true, complete and correct as of the Closing Date, and shall survive the Closing Date:

      3.1 DUE ORGANIZATION AND GOOD STANDING OF PURCHASER. Purchaser is a Nevada corporation, duly organized, validly existing and in good standing under the laws of the State of Nevada.

      3.2 CORPORATE AUTHORIZATION. Purchaser has full power and authority to enter into this Agreement. Neither the execution nor delivery of this Agreement by Purchaser, nor Purchaser's performance hereunder will result in a violation or breach of any term or provision, or constitute a default or accelerate the performance required under, any indenture, mortgage, deed of trust, or other contract or agreement to which Purchaser is a party or by which Purchaser is bound or under any provision of its Certificate of Incorporation or Bylaws. The execution, delivery and performance by Purchaser of this Agreement has been duly authorized by the Board of Directors of Purchaser, and no further corporate action is necessary on the part of Purchaser to make this Agreement valid and binding upon Purchaser and enforceable in accordance with its terms.

      3.3 NO CONFLICT. No provision exists in any article, document or instrument to which Purchaser is a party or by which Purchaser is bound which would be violated by consummation of the transaction as contemplated by this Agreement.

      3.4 GOVERNMENTAL AUTHORITIES AND CONSENTS. No consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by Purchaser in connection with its execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which Purchaser is a party or the transactions contemplated hereby or thereby.

      3.5 LITIGATION. There are no actions, suits, proceedings, orders or investigations pending or, to Purchaser's knowledge, threatened against or involving the assets of Purchaser at law or in equity, or before or by any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Purchaser's performance under this Agreement and the other agreements contemplated hereby to which Purchaser is a party or the consummation of the transactions contemplated hereby or thereby.

      3.6 DISCLOSURE. No representation or warranty by Purchaser in this Agreement, nor in any exhibit or schedule delivered herewith, nor any statement or certificate furnished or to be furnished by or on behalf of Purchaser pursuant to this Agreement or in connection with the consummation of

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the transactions herein contemplated, contains, or will contain, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements herein and therein not misleading. Notwithstanding any investigation made at any time by or on behalf of Sellers, and notwithstanding any actual or implied knowledge or notice of any facts or circumstances which Sellers may have as a result of such investigation or otherwise, of Purchaser by its execution and delivery of this Agreement acknowledges that the accuracy of such representations, warranties, schedules, exhibits, statements and certificates have been relied upon by Sellers in entering into and in performing and observing the obligations pursuant to this Agreement.

                           SECTION 4 - INDEMNIFICATION

      4.1 INDEMNIFICATION BY SELLERS. Sellers, jointly and severally, hereby covenant and agree that they will indemnify and hold harmless Purchaser and the Company at all times from and after the date of this Agreement against any loss, liability, damage or expense (including attorney's fees) which Purchaser or the Company may suffer, sustain or become subject to as a result of: (i) any breach of any representation or warranty, or nonfulfillment of any covenant or agreement on the part of the Sellers under this Agreement, or from any misrepresentation in or omission from any list, schedule, certificate, or other instrument furnished or to be furnished to the Purchaser pursuant to the terms of this Agreement; (ii) any and all debts, liabilities or obligations of the Company, direct or indirect, fixed, contingent or otherwise, which exist at or as of the Closing or which arise after the Closing but which are based upon or arise from any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed on or before the date of the Closing, due or payable, except to the extent expressly disclosed, described, or set forth in this Agreement or any schedule, certificate, exhibit, or other instrument furnished on the date of execution of this Agreement by or on behalf of Sellers or the Company under this Agreement; or as incurred in the ordinary course of business, as permitted by this Agreement; (iii) any and all taxes, assessments, penalties, interest, or other charges that may be due to state and local taxing authorities for real or personal property taxes or any other taxes arising out of the Company's operations prior to Closing or that should have been paid prior to Closing; and
(iv) all actions, suits, proceedings, demands, assessments, adjustments, costs and expenses, including, but not limited to attorneys' fees and court costs, incident to any of the foregoing.

      4.2 INDEMNIFICATION BY PURCHASER. Purchaser shall indemnify Sellers and hold Sellers harmless from any and all claims, costs, damages, losses, costs, expenses, obligations, liabilities, recoveries, suits, causes of action, and deficiencies, including interest, penalties and reasonable attorneys' fees, that it shall incur or suffer, which arise, result from or relate to any breach of, or failure by the Purchaser to perform, any of its representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by or on behalf of the Purchaser under this Agreement.

      4.3 THIRD-PARTY CLAIMS. The indemnified party under Section 5.1 or 5.2 above (the "Indemnified Party") shall give the indemnifying party (the "Indemnifying Party") written notice within thirty (30) days of receiving written notice of any loss for which the Indemnified Party is

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entitled to indemnification pursuant to this Section 5 (an "Indemnifiable
Claim") resulting from the assertion of liability by third parties. The Indemnifying Party shall have thirty (30) days after receipt of notice to (i) cooperate in its defense or (ii) assume its defense with experienced counsel, satisfactory to the Indemnified Party. If, within thirty (30) days of receipt of notice of an Indemnifiable Claim, the Indemnifying Party fails to cooperate or assume such defense, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Indemnifiable Claim on behalf of and for the account and risk of the Indemnifying Party.

      4.4 OTHER CLAIMS. Indemnified Party shall give Indemnifying Party written notice of any Indemnifiable Claim other than an Indemnifiable Claim resulting from the assertion of liability by third parties. Indemnifying Party shall have thirty (30) days following receipt of such notice to remedy the inaccuracy, breach or misrepresentation on which the Indemnifiable Claim is based.

      4.5 LIMITATIONS. The Indemnified Party hereunder shall not assert any claims for indemnification under this Section 5 unless and until the cumulative amount of any such claims exceed $2,500 in the aggregate, at which time all such claims may be asserted.

      4.7 TIME LIMITATION. The Indemnity obligations hereunder of Sellers for breaches of the representations and warranties of this Agreement shall expire two (2) years after Closing.

                      SECTION 5 - MISCELLANEOUS PROVISIONS

      5.1 EXPENSES. Purchaser and Seller shall each be responsible for their own expenses in connection with this transaction, including but not limited to legal expenses and out-of-pocket costs.

      5.2 ASSIGNMENT. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) without the consent of the other party (which consent shall not be unreasonably withheld), and shall be binding upon and shall inure to the benefit of the parties hereto, the successors and assigns of Purchaser and the heirs and legal representatives of Sellers.

      5.3 ENTIRE AGREEMENT. This Agreement (including the schedules and exhibits hereto) and the documents delivered pursuant thereto constitute the entire agreement and understanding between Seller and the Purchaser and the Company, and supersede any prior agreement or understanding relating to the subject matter of this Agreement. This Agreement may be modified and amended only by a written instrument executed by all parties hereto.

      5.4 MULTIPLE COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

      5.5 REMEDIES CUMULATIVE. The rights and remedies granted herein are cumulative and not exclusive of any other right or remedy granted herein or provided by law.

      5.6 NOTICE. Any notice or communication required or permitted hereunder shall be in writing and shall be deemed received when personally received by the relevant party or if sent by mail, on the third day following the date when deposited in the United States mail, certified or registered mail, postage prepaid, to the relevant party at its or his address indicated below:

      (a)   If to Purchaser or to the Company:

            Therapy Lasers, Inc.
            10450 Westoffice
            Houston, Texas 77042

            With copy to:

            Robert C. Beasley
            Ryan & Sudan, LLP
            Two Houston Center, Suite 3900
            Houston, Texas 77010

      (b)   If to any of the Sellers:

            Charles Sheffield
            3535 Briarpark, Suite 102
            Houston, Texas 77042

            James R. Sheffield, Jr.
            ______________________
            ______________________

            Louise Mautz
            ______________________
            ______________________

            William Scheel
            ______________________
            ______________________

            Scott Meador
            ______________________
            ______________________

            Bob Meador
            ______________________
            ______________________

Each party may change its, his or her address for purposes of this Section 5.6 by proper notice to the other parties.

      5.7 CHOICE OF LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas.

      5.8 SECTION AND SECTION HEADINGS. The section and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      5.9 SEPARABILITY. If any covenant, condition or other provision of this Agreement is declared by a court of last resort to be invalid and not binding on Sellers and Purchaser, such declaration shall in no way effect the validity of the other and remaining covenants, conditions and provisions of this Agreement.

      5.10 WAIVER. No delay in the exercise of any right under this Agreement shall waive such right.

      5.11 SCHEDULES AND EXHIBITS. All Schedules and Exhibits attached to this Agreement are hereby incorporated in and made a part of this Agreement.

      5.12 PUBLIC NOTICES. Prior to the Closing, no public notices of this Agreement, save and except any required by applicable laws, shall be made by Purchaser or Sellers. All public notices prior to Closing must be mutually agreed upon by Purchaser and Sellers.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of April __, 2000.

                                          "PURCHASER"

                                          THERAPY LASERS, INC.

                                          By:____________________________
                                          Name: Leon D. Hogg
                                          Title: President

                                          "SELLER"

                                          ______________________________
                                          Charles Sheffield

                                          _________________________
                                          James R. Sheffield, Jr.

                                          ______________________________
                                          Louise Mautz

                                          ______________________________
                                          William Scheel

                                          ______________________________
                                          Scott Meador

                                          ______________________________
                                          Bob Meador

                                          "Company"

                                          BUILDERSOURCE, INC.
                                          ____________________________
                                          Name:
                                          Title: